News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

CROWN HOLDINGS, INC. REPORTS SECOND QUARTER 2020 RESULTS

Yardley, PA - July 20, 2020. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the second quarter ended June 30, 2020.

Second Quarter Results

•Earnings per share $0.94; adjusted earnings per share $1.33
•Beverage can projects on schedule
•Additional North American capacity announced
•Solid food can demand

Net sales in the second quarter were $2,689 million compared to $3,035 million in the second quarter of 2019, primarily reflecting the impact of the coronavirus pandemic on sales unit volumes, the pass through of lower material costs and $73 million of unfavorable currency translation.

Income from operations was $275 million in the quarter compared to $383 million in the second quarter of 2019. Segment income was $322 million in the second quarter compared to $386 million in the prior year second quarter primarily due to lower sales unit volumes, pandemic-related inefficiencies and $11 million of unfavorable currency translation.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “The Company’s overall performance during the second quarter was solid in the face of the ongoing global coronavirus pandemic. Our global food can businesses recorded strong shipments in both Europe and North America. Although global beverage can shipments decreased 5% during the quarter, North America was propelled by double-digit gains. Disappointing results in European Beverage stemmed from soft volumes, particularly in southern Europe, where a steep drop in tourism due to the pandemic significantly curtailed on-premise consumption. The global slowdown in manufacturing activity in several end markets adversely impacted results in Transit Packaging.

“I would like to thank all of our employees and partners, whose dedication and commitment continue to be instrumental as we navigate through this unprecedented situation. Crown has taken a number of specific actions, including increased safety measures at our manufacturing locations to ensure that they can continue to meet evolving requirements in a safe and timely manner. The health and safety of our employees, customers and partners is our highest priority. To that end, in early March, we established a cross-functional COVID-19 response team which meets daily to address the dynamic issues related to the pandemic.

“Beverage cans continue to gain preference among both brand owners and consumers, as reflected by increasing offerings of new beverage products – both non-alcoholic and alcoholic – being introduced in cans versus alternative packaging formats. In addition, beverage cans are the world’s most sustainable and recycled beverage packaging and are increasingly being viewed as its most responsible format. To meet this rising demand, the Company continues to implement a number of beverage can capacity expansion projects. Crown is unique in that we maintain a separate, dedicated project management and engineering team to complete these projects. I would like to thank the team for their considerable efforts, particularly in the face of the challenges posed by the pandemic, to move these initiatives forward. It should be noted that all new beverage can capacity has the ability to produce multiple sizes, often termed specialty cans.

“Early this year, we commenced production on the third production line at the Toronto, Ontario beverage can facility to meet the increasing requirements of customers. During the second quarter, we completed the conversion of two lines in Seville, Spain from steel to aluminum and in June we began commercial production on the third line at our Nichols, New York facility. Earlier this month, we commenced operations at a new one-line plant in Nong Khae, Thailand. We previously announced our intention to construct a greenfield facility in Bowling Green, Kentucky, an attractive location to effectively serve a number of diverse customers in the region. The plant is targeted to start up during the second quarter of 2021. Subsequent to our previous announcement, due to rising demand expectations, the Company announces that it will add a second line to that facility with a late third quarter 2021 planned start-up. To meet the expanding requirements of specialty cans in the Pacific Northwest, we will construct a third line in our Olympia, Washington plant which is scheduled to begin production during the third quarter of 2021.”
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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Interest expense was $76 million in the second quarter of 2020 compared to $97 million in 2019 primarily due to a combination of lower outstanding debt and lower interest rates.

Net income attributable to Crown Holdings in the second quarter was $126 million compared to $137 million in the second quarter of 2019. Reported diluted earnings per share were $0.94 in the second quarter of 2020 compared to $1.02 in 2019. Adjusted diluted earnings per share were $1.33 compared to $1.46 in 2019.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

Six Month Results
Net sales for the first six months of 2020 were $5,446 million compared to $5,790 million in the first six months of 2019, primarily due to the impact of the coronavirus pandemic on sales unit volumes, the pass through of lower material costs and $113 million of unfavorable currency translation.

Income from operations was $521 million in the first half of 2020 compared to $645 million in the first half of 2019. Segment income in the first half of 2020 was $620 million versus $701 million in the prior year period. In addition to the impact of the coronavirus pandemic on the Company’s operations, the results for the European Food and the nonreportable segments included unfavorable impacts of $18 million and $16 million, respectively, in the first quarter of 2020 versus 2019 arising from the carryover of tinplate costs from the prior year end inventory.

Interest expense was $156 million for the first six months of 2020 compared to $195 million in 2019 primarily due to lower outstanding debt and lower interest rates.

Net income attributable to Crown Holdings in the first six months of 2020 was $214 million compared to $240 million in the first six months of 2019. Reported diluted earnings per share were $1.59 compared to $1.78 in 2019. Adjusted diluted earnings per share were $2.46 compared to $2.51 in 2019.

Liquidity
In addition to $366 million in cash balances as of June 30, 2020, the Company had $1.46 billion of available borrowing capacity under its $1.65 billion revolving credit facility. The Company’s net total leverage ratio, as defined in its credit agreement, of 4.69 to 1.0 as of June 30 was in compliance with the covenant requiring a ratio of no greater than 5.75 to 1.0. The ratio is calculated at the end of each quarter using debt and cash balances as of the end of the quarter and Consolidated EBITDA, as defined in the agreement, for the most recent four quarters. The required net total leverage ratio under the agreement reduces to 5.0 to 1.0 at December 31, 2020 and to 4.50 to 1.0 at December 31, 2022. The revolving credit facility matures in December 2024.

Outlook
The Company currently expects third quarter and full year 2020 adjusted diluted earnings to be in the ranges of $1.50 to $1.60 and $5.10 to $5.25 per share, respectively.

The adjusted effective income tax rate for the full year of 2020 is expected to be approximately 26%.

Adjusted free cash flow, as defined below, is currently expected to be approximately $475 million for 2020. The Company currently expects full year capital spending of approximately $600 million.

The projections above represent management’s best estimates at this time. The uncertainty of the impact and duration of the coronavirus pandemic makes it inherently difficult for the Company to estimate the projected performance of its business, particularly over the near term. Please see “Cautionary Note Regarding Forward-Looking Statements” below for further information.

In direct response to the pandemic, the Company has taken specific actions to ensure the safety of its employees. Following the implementation of travel and visitor restrictions in February, Crown continues to update its policies as new information becomes available. The Company has taken increased safety measures in its manufacturing facilities to ensure the safety of its employees and the products they produce. In addition, as many Crown employees as possible are working remotely.
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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

The Company’s products are a vital part of the support system to its customers and consumers. In addition to manufacturing containers that provide protection for food and beverages, Crown also produces closures for baby food, aerosol containers for cleaning and sanitizing products and numerous products that provide for the safe and secure transportation of goods in transit.

The Company is working to ensure that its 239 manufacturing facilities around the world remain operational and are equipped with the resources required to meet continually evolving customer demand by delivering high quality products in a safe and timely manner. Crown is actively monitoring and managing supply chain challenges, including coordinating with the Company’s suppliers to identify and mitigate potential areas of risk and manage inventories.

The Company’s previously announced Board-led strategic review is ongoing and a further update will be provided in due course.

Non-GAAP Measures
Segment income, adjusted free cash flow, net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share, effective tax rates, cash flow or leverage ratio data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and net leverage ratio as the principal measure of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. Reconciliations of estimated adjusted diluted earnings per share for the third quarter and full year of 2020 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. The Company believes that adjusted free cash flow and net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, July 21, 2020 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on July 28. The telephone numbers for the replay are 203-369-3603 or toll free 888-293-8914.

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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of the coronavirus pandemic on the Company’s operations, the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the impact of the coronavirus pandemic on demand for the Company’s products; the future impact of currency translation; the continuation of performance and market trends in 2020, including consumer preference for beverage cans and increasing global beverage can demand; future demand for food cans; the Company’s ability to successfully complete its previously announced capacity expansion projects and begin production within expected timelines, including any delays related to the pandemic; and the Company’s ability to generate expected earnings and cash flow in 2020, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2019 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.
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Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30
	2020	2019	2020	2019
Net sales	$2,689	$3,035	$5,446	$5,790

Cost of products sold	2,155	2,417	4,375	4,627
Depreciation and amortization	117	123	239	245
Selling and administrative expense	139	157	301	314
Restructuring and other	3	(45)	10	(41)
Income from operations (1)	275	383	521	645

Pension settlements and curtailments	19	31	56	17
Other pension and postretirement	(6)	(2)	(12)	(6)
Foreign exchange	(5)	1	(17)	2
Earnings before interest and taxes	267	353	494	632
Interest expense	76	97	156	195
Interest income	(1)	(4)	(5)	(7)
Loss from early extinguishment of debt				6
Income before income taxes	192	260	343	438
Provision for income taxes	53	88	91	136
Equity earnings	2	2	3	3
Net income	141	174	255	305
Net income attributable to noncontrolling interests	(15)	(37)	(41)	(65)
Net income attributable to Crown Holdings	$126	$137	$214	$240

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.95	$1.02	$1.60	$1.79
Diluted	$0.94	$1.02	$1.59	$1.78

Weighted average common shares outstanding:
Basic	133,268,852	133,865,669	133,670,652	133,827,567
Diluted	134,002,315	134,777,236	134,501,406	134,636,935
Actual common shares outstanding at quarter end	134,770,527	135,434,877	134,770,527	135,434,877

(1) Reconciliation from income from operations to segment income follows.
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Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges, and provisions for asbestos and restructuring and other.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Income from operations	$275	$383	$521	$645
Intangibles amortization (1)	44	48	89	97
Provision for restructuring and other	3	(45)	10	(41)
Segment income	$322	$386	$620	$701

(1) In addition to intangibles amortization charges, the amounts for 2019 also include $1 and $3 of accelerated depreciation related to the closure of a steel beverage can operation in Spain.

Segment Information

Net Sales	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Americas Beverage	$777	$890	$1,648	$1,678
European Beverage	330	410	676	749
European Food	499	483	901	906
Asia Pacific	270	319	571	640
Transit Packaging	462	592	984	1,161
Total reportable segments	2,338	2,694	4,780	5,134
Non-reportable segments (2)	351	341	666	656
Total net sales	$2,689	$3,035	$5,446	$5,790

Segment Income
Americas Beverage	$129	$139	$263	$252
European Beverage	37	60	76	99
European Food	68	62	101	110
Asia Pacific	39	51	84	96
Transit Packaging	51	80	117	153
Total reportable segments	324	392	641	710
Non-reportable segments (2)	31	33	50	69
Corporate and other unallocated items	(33)	(39)	(71)	(78)
Total segment income	$322	$386	$620	$701

(2) Includes the Company's food can and closures businesses in North America, aerosol can businesses in North America and Europe, the promotional packaging business in Europe, and tooling and equipment operations in the U.S. and United Kingdom.

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Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended June 30,				Six Months Ended June 30,
	2020		2019		2020		2019
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$126	$0.94	$137	$1.02	$214	$1.59	$240	$1.78
Intangibles amortization (1)	44	0.33	48	0.36	89	0.66	97	0.72
Restructuring and other (2)	3	0.02	(45)	(0.33)	10	0.07	(41)	(0.30)
Pension settlements and curtailments (3)	19	0.14	31	0.23	56	0.42	17	0.13
Loss from early extinguishment of debt (4)							6	0.04
Income taxes (5)	(14)	(0.10)	12	0.08	(38)	(0.28)	2	0.01
Noncontrolling interests (6)			14	0.10			17	0.13
Adjusted net income/diluted earnings per share	$178	$1.33	$197	$1.46	$331	$2.46	$338	$2.51

Effective tax rate as reported	27.6%		33.8%		26.5%		31.1%

Adjusted effective tax rate (7)	26.0%		25.9%		25.9%		25.9%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the second quarter and first six months of 2020, the Company recorded charges of $44 million ($34 million net of tax) and $89 million ($68 million net of tax) for intangibles amortization arising from prior acquisitions. In the second quarter and first six months of 2019, the Company recorded charges of $47 million ($35 million net of tax) and $94 million ($70 million net of tax) for intangibles amortization. Also in the second quarter and first six months of 2019, the Company recorded charges of $1 million ($1 million net of tax) and $3 million ($3 million net of tax) for accelerated depreciation related to the planned shutdown of a steel beverage can operation in Spain.

(2)In the second quarter and first six months of 2020, the Company recorded net restructuring and other charges of $3 million ($3 million net of tax) and $10 million ($8 million net of tax) primarily related to business reorganization activities. In the second quarter and first six months of 2019, the Company recorded net restructuring and other gains of $45 million ($31 million net of tax) and $41 million ($26 million net of tax). The second quarter of 2019 included a gain of $41 million arising from a favorable court ruling in a lawsuit brought by one of the Company's Brazilian subsidiaries claiming it was overcharged by the local tax authorities for indirect taxes paid in prior years, and other net gains of $4 million primarily related to asset sales. The first six months of 2019 included gains of $50 million related to the favorable court rulings in Brazil, offset by other net charges of $9 million primarily related to restructuring actions and asset sales.

(3)In the second quarter and first six months of 2020, the Company recorded charges of $19 million ($15 million net of tax) and $56 million ($45 million net of tax) arising from pension plan settlements. In the second quarter of 2019, the Company recorded a charge of $31 million ($26 million net of tax) arising from a pension plan settlement. In the first quarter of 2019, the Company recorded a curtailment gain of $14 million ($12 million net of tax) in connection with the closure of a defined pension plan to future accrual for active members.

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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
(4)In the first quarter of 2019, the Company recorded a charge of $6 million ($5 million net of tax) for the write off of deferred financing fees in connection with the repayment of a portion of its term loan.

(5)In the second quarter and first six months of 2020, the Company recorded income tax benefits of $14 million and $34 million related to the items described above. Also in the first quarter of 2020, the Company recorded a tax benefit of $4 million related to a tax law change in India. In the second quarter and first six months of 2019, the Company recorded income tax benefits of $3 million and $13 million related to the items described above. Also in the second quarter of 2019, the Company recorded a charge of $15 million to settle a tax contingency arising from a transaction that occurred prior to its acquisition of Signode.

(6)In the second quarter and first six months of 2019, the Company recorded noncontrolling interest expense of $14 million and $17 million related to the items described above.

(7)Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdiction.

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Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

June 30,	2020	2019
Assets
Current assets
Cash and cash equivalents	$366	$342
Receivables, net	1,604	1,830
Inventories	1,747	1,837
Prepaid expenses and other current assets	256	205
Total current assets	3,973	4,214

Goodwill and intangible assets, net	6,174	6,554
Property, plant and equipment, net	3,817	3,761
Other non-current assets	1,301	1,036
Total	$15,265	$15,565

Liabilities and equity
Current liabilities
Short-term debt	$131	$135
Current maturities of long-term debt	72	88
Accounts payable and accrued liabilities	3,244	3,385
Total current liabilities	3,447	3,608

Long-term debt, excluding current maturities	7,999	8,549
Other non-current liabilities	1,598	1,708

Noncontrolling interests	406	406
Crown Holdings shareholders' equity	1,815	1,294
Total equity	2,221	1,700
Total	$15,265	$15,565

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Six months ended June 30,	2020	2019

Cash flows from operating activities
Net income	$255	$305
Depreciation and amortization	239	245
Restructuring and other	10	(41)
Pension expense	69	40
Pension contributions	(11)	(9)
Stock-based compensation	15	16
Working capital changes and other	(815)	(783)
Net cash used for operating activities (1)	(238)	(227)

Cash flows from investing activities
Capital expenditures	(199)	(154)
Proceeds from sale of assets		11
Other	15	6
Net cash used for investing activities	(184)	(137)

Cash flows from financing activities
Net change in debt	253	130
Dividends paid to noncontrolling interests	(12)	(11)
Common stock repurchased	(58)	(2)
Other, net	13	(18)
Net cash provided by financing activities	196	99

Effect of exchange rate changes on cash and cash equivalents	(10)	3

Net change in cash and cash equivalents	(236)	(262)
Cash and cash equivalents at January 1	663	659

Cash and cash equivalents at June 30 (2)	$427	$397

(1)Adjusted free cash flow is defined by the Company as net cash used for operating activities less capital expenditures and certain other items. A reconciliation from net cash used for operating activities to adjusted free cash flow for the three and six months ended June 30, 2020 and 2019 follows.

(2)Cash and cash equivalents includes $61 and $55 of restricted cash at June 30, 2020 and 2019.

	Three Months Ended June 30,		Six Months Ended June 30
	2020	2019	2020	2019
Net cash used for operating activities	$369	$439	$(238)	$(227)
Interest included in investing activities (3)	1		15	6
Capital expenditures	(89)	(79)	(199)	(154)
Adjusted free cash flow	$281	$360	$(422)	$(375)

(3) Interest benefit of cross currency swap included in investing activities.
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Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation by Segment - Favorable/(Unfavorable) (1)

	Three Months Ended June 30, 2020		Six Months Ended June 30, 2020
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$(34)	$(6)	$(43)	$(8)
European Beverage	(6)	(1)	(12)	(1)
European Food	(13)	(2)	(25)	(3)
Asia Pacific	(3)		(4)
Transit Packaging	(11)	(2)	(21)	(3)
Corporate and Non-Reportable	(6)		(8)
	$(73)	$(11)	$(113)	$(15)

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by multiplying or dividing, as appropriate, the current U.S. dollar results by current year average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA

	June YTD 2020	June YTD 2019	Full Year 2019	Twelve Months Ended June 30, 2020
Income from operations	$521	$645	$1,196	$1,072
Add:
Intangibles amortization	89	97	186	178
Provision for restructuring and other	10	(41)	(1)	50
Segment income	620	701	1,381	1,300
Other pension and postretirement	12	6	17	23
Depreciation	150	148	304	306
Adjusted EBITDA	$782	$855	$1,702	$1,629
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